EXHIBIT 99.1



                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001

                      Pioneer Expands Activities in Alaska


DALLAS - January 13, 2005 - Pioneer Natural Resources Company (NYSE:PXD) today provided an update on its Alaska drilling program and announced that the Company has expanded its existing position in the National Petroleum Reserve - Alaska ("NPR-A") on the North Slope. Pioneer will participate in an NPR-A exploration program during the first quarter of 2005 with co-owners ConocoPhillips and Anadarko Petroleum Corporation.

Pioneer has signed an exploration agreement with ConocoPhillips and Anadarko acquiring a 20% interest in approximately 452,000 additional acres and gaining the rights to extensive seismic and geologic data in the NPR-A Northeast Planning Area. Earlier in 2004, through an exploration agreement with the same companies, Pioneer acquired a 20% interest in 167,000 acres in this planning area and in the adjacent federal offshore waters. Pioneer also participated in the Northwest Planning Area lease sale and acquired working interests ranging from 20% to 30% in approximately 808,000 acres.

"This new joint venture agreement positions us to participate in near-term, high-impact exploration opportunities on trend with existing discoveries. The new acreage complements our existing NPR-A acreage as it is much closer to infrastructure and could provide a bridge to our large holdings in the northwest," stated Scott Sheffield, Pioneer's Chairman and CEO. "When all of the related assignments have been approved, Pioneer will have amassed an Alaskan undeveloped acreage portfolio in excess of 1.6 million gross acres and will hold the third largest net position in the state."

Alaska Portfolio Update

Since Pioneer entered Alaska with the successful drilling of three discovery wells within its Oooguruk Unit in the first quarter of 2003, Pioneer has assembled an extensive and balanced portfolio of North Slope opportunities:

       o      Oooguruk Unit Development (70% working interest and Operator)
                 This unit currently consists of 53,000 acres in the shallow waters of the Beaufort Sea. In the fourth quarter of 2004, Pioneer completed an extensive technical and economic evaluation of the resource potential within this unit. As a result of this evaluation, Pioneer has committed $5 million during 2005 for front-end engineering and permitting activities to further define the scope of the project. If the additional work confirms favorable development economics, Pioneer will seek to obtain regulatory approval to develop the field in 2006 targeting first oil in 2008.

       o Gwydyr Bay Development (100% working interest and Operator) Pioneer holds a block encompassing approximately 6,000 acres near the giant Prudhoe Bay Unit. The Company plans to drill two wells during the 2005/2006 winter drilling season to commercialize several small oil discoveries and tie them back to Prudhoe Bay infrastructure in 2006.

       o      Tuvaaq Exploration Prospect  (40% working interest)
                 Pioneer will participate in an exploration well during the first quarter of 2005 on this 14,000-acre block northeast of the Oooguruk Unit.



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       o      Storms Lead Area (50% working interest and Operator)
                 Pioneer holds a 130,000-acre position adjacent to the giant Prudhoe Bay and Kuparuk Units and has a new 3-D seismic survey underway for completion during the first quarter of 2005. Exploration drilling could commence as early as the first quarter of 2006.

       o      NPR-A (20% to 30% working interest)
                 With interest in approximately 1.4 million acres across the most prospective portions of this lightly explored area, Pioneer expects to participate in a multi-year exploration program and anticipates that two exploration wells will be drilled during the first quarter of 2005.

Pioneer's Executive Vice President of Worldwide Exploration, Chris Cheatwood, stated, "We are pleased to expand our exploration agreement with ConocoPhillips and Anadarko across a large portion of NPR-A. Pioneer has assembled a substantial portfolio on the North Slope of Alaska with good balance between development and exploration and with opportunities that will spur drilling activity for the next 5 to 10 years. We plan to invest more than $50 million on our Alaska portfolio in 2005 with a vision of growing these assets into a new core division for Pioneer."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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